Exhibit 5.3

April 19, 2023

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

RE:	Registration Statement on Form 3-ASR

File Nos. 333-270754 and 333-270754-04

Ladies and Gentlemen:

We have acted as West Virginia local counsel to Pilgrim’s Pride Corporation of West Virginia, Inc. (the “WVa Guarantor”), a West Virginia corporation and a wholly-owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (the “Parent Company”) in connection with the issuance by the WVa Guarantor of a guarantee (the “WVa Guarantee”) relating to $1,000,000,000 aggregate principal amount of 6.250% Senior Notes due 2033 (the “Notes”) to be issued by the Parent Company. The Notes, the WVa Guarantee, and guarantees (together with the WVa Guarantee, the “Subsidiary Guarantees”) of other subsidiary guarantors listed in Schedule I hereto (together with the WVa Guarantor, the “Subsidiary Guarantors”) are registered under a registration statement on Form S-3ASR (File No. 333-270754) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2023 by the Parent Company, as issuer, and the Subsidiary Guarantors, under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the WVa Guarantee.

The Notes and the Subsidiary Guarantees will be issued under and pursuant to the base indenture, dated as of April 19, 2023 (the “Base Indenture”). The Base Indenture is among the Parent Company, the Subsidiary Guarantors, as guarantors, and Regions Bank, an Alabama State Bank, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 19, 2023, among the Parent Company, the Subsidiary Guarantors, as guarantors, and the Trustee, as trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Pilgrim’s Pride Corporation
April 19, 2023

In connection with our opinions expressed below, we have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary and appropriate and we have reviewed originals or facsimile or electronic copies of such documents, corporate records, instruments, and other relevant materials as we deemed advisable, including, but not limited to, the following:

(i)

the Registration Statement and the base prospectus (the “Base Prospectus”) included therewith, dated March 22, 2023, relating to the issuance from time to time of debt and equity securities of the Parent Company and Subsidiary Guarantees of debt securities of the Parent Company pursuant to Rule 415 promulgated under the Securities Act;

(ii)

the prospectus supplement, dated as of April 4, 2023 and filed with the Commission on April 5, 2023, to the Base Prospectus relating to the Notes and the Subsidiary Guarantees and filed with the Commission pursuant to Rule 424 promulgated under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(iii)	the Base Indenture and the Supplemental Indenture, including the WVa Guarantee therein;

(iv)	the Notes executed by the Parent Company;

(v)

the Underwriting Agreement, dated April 4, 2023, among the Parent Company, the WVa Guarantor and other Subsidiary Guarantors, and the representatives listed in Schedule II hereto of the several underwriters listed in Schedule III hereto;

(vi)	the Final Term Sheet dated as of April 4, 2023;

(vii)	Certificate of Restated Articles of Incorporation of the WVa Guarantor, dated September 26, 2011 (the “Certificate of Incorporation”);

(viii)	Amended and Restated Articles of Incorporation of the WVa Guarantor, dated September 26, 2011 (the “Articles of Incorporation”);

(ix)	Bylaws of the WVa Guarantor (as amended) (the “Bylaws”);

(x)	a copy of the written resolution adopted by the WVa Guarantor’s board of directors (the “WVa Guarantor’s Board”) on February 28, 2023;

(xi)	the Officer’s Certificate for the Parent Company, the WVa Guarantor, and the other Subsidiary Guarantors, dated April 19, 2023 and exhibits thereto; and

(xii)

Certificate of Existence of the WVa Guarantor issued by the Secretary of State of the State of West Virginia dated the date hereof (the “Certificate of Existence”), certifying the good standing of the WVa Guarantor under the laws of the State of West Virginia.

Pilgrim’s Pride Corporation
April 19, 2023

Based on, subject to the foregoing, and to the other assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

(A)	The WVa Guarantor is a corporation duly organized and validly existing under the laws of the State of West Virginia;

(B)	The WVa Guarantor has the corporate power and authority to issue the WVa Guarantee of the Notes;

(C)

The execution and delivery by the WVa Guarantor of the Indenture and the WVa Guarantee contained therein and the consummation by the WVa Guarantor of the transactions effected pursuant thereto have been properly authorized by all necessary corporate action on the part of the WVa Guarantor.

In rendering the foregoing opinions, we have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with the respect to certain factual matters, upon certificates and information provided by officers and representatives of the WVa Guarantor and the Parent Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. We have assumed, without investigation, the following:

(i)	the genuineness of all signatures appearing upon certifications, documents, and proceedings we have reviewed;

(ii)

the legal capacity and competency of all natural persons who are involved on behalf of the WVa Guarantor to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby;

(iii)	the authenticity and completeness of all other agreements, documents, instruments, certificates, and records submitted to us as originals;

(iv)	the conformity to authentic, complete originals of all agreements, documents, instruments, certificates, and records submitted to us as copies;

(v)

the absence of any undisclosed amendments, modifications, or supplements to the Indenture (including the WVa Guarantee therein), the Notes, and any other agreements, documents, instruments, and certificates reviewed by us;

(vi)	the truthfulness, completeness, and correctness of the information, representations, and warranties, contained in the agreements, documents, instruments, certificates, and records reviewed by us;

(vii)	all parties (other than the WVa Guarantor) had all requisite power and authority to execute and deliver the Indenture and all other agreements, documents, instruments, and certificates examined by us;

(viii)

the due authorization by requisite action and the due execution and delivery by all relevant parties (other than the WVa Guarantor) of the Indenture, the Notes, and all other agreements, documents, instruments, and certificates examined by us;

Pilgrim’s Pride Corporation
April 19, 2023

(ix)

the validity, binding effect, and enforceability of the Indenture and all other agreements, documents, instruments, and certificates examined by us against all parties thereto (other than the WVa Guarantor) in accordance with their respective terms;

(x)	the accuracy and completeness of all public records examined by us;

(xi)	the Trustee has been qualified under the Trust Indenture Act of 1939, as amended, and a legally sufficient Statement of Eligibility on Form T-1 has been properly filed with the Commission; and

(xii)

the execution and delivery by the WVa Guarantor of the Indenture and the WVa Guarantee and the performance by the WVa Guarantor of its obligations thereunder as necessary or convenient to carry out the business and affairs of the WVa Guarantor and will benefit the WVa Guarantor, directly or indirectly.

The opinions expressed above are subject to, and qualified and limited by the effects of (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent conveyance or transfer and other laws affecting the enforcement of creditors’ rights generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; (iii) the principles limiting the availability of the remedy of specific performance; (iv) the concepts of good faith, fair dealing, and reasonableness; and (v) the possible unenforceability under certain circumstances of provisions providing for the indemnification or contribution that is contrary to public policy.

We have not been involved in the preparation of the Registration Statement or in the negotiation, preparation of the Indenture or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under the laws of the State of West Virginia; therefore, the opinions expressed above are further limited to the laws of the State of West Virginia, and we do not express any opinion as to the laws of any other jurisdiction. Additionally, we are opining only to the matters expressly stated herein; no opinions are implied or may be inferred beyond the matters expressly stated herein. In particular, the opinions expressed above do not address the following legal issues: (i) compliance with fiduciary duty and conflict of interest requirements and (ii) the statutes and ordinances, administrative decisions, and the rules and regulations of cities, counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state, or regional level) and judicial decisions to the extent that they deal with the foregoing.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility and disclaim any responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this letter.

Pilgrim’s Pride Corporation
April 19, 2023

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to a current report on Form 8-K relating to the offering of the Notes and the Subsidiary Guarantees (the “Current Report”) and its incorporation by reference into the Registration Statement and to being named under the caption “Validity of the Securities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This letter is for your benefit in connection with the Current Report and may not be relied upon, furnished, or quoted by you for any other purpose, without our prior written consent.

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Pilgrim’s Pride Corporation
April 19, 2023

Respectfully submitted,

WHARTON, ALDHIZER & WEAVER, PLC

By:	/s/ Thomas E. Ullrich
Thomas E. Ullrich, Member

Pilgrim’s Pride Corporation
April 19, 2023

Schedule I

Subsidiary Guarantors

Pilgrim’s Pride Corporation of West Virginia, Inc.

Gold’n Plump Poultry, LLC

Gold’n Plump Farms, LLC

JFC LLC

Schedule II

Representatives of Underwriters

Barclays Capital Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Schedule III

Underwriters

Barclays Capital Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

BBVA Securities Inc.

Rabo Securities USA, Inc.

ING Financial Markets LLC

Truist Securities, Inc.

60400-203/23005945